Exhibit 10.18

EXECUTION COPY

This EMPLOYMENT AGREEMENT by and between Green Brick Partners, Inc., a Delaware corporation (the “Company”), and Jed Dolson (“Executive”) (each a “Party” and collectively the “Parties”) is made as of October 27, 2014 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive as Head of Land Acquisition and Development, and Executive desires to accept such employment, on the terms and conditions set forth in this employment agreement (this “Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.           Employment Period.

Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”) unless the parties mutually agree to extend the term at least ninety (90) days prior to the end of the Employment Period. Upon Executive’s termination of employment with the Company for any reason, at the Company’s request, Executive shall immediately resign all positions with the Company and all of its subsidiaries and its affiliates (collectively, the “Company Group”), including any position as a member of the Company’s Board of Directors (the “Board”).

2.           Terms of Employment.

(a)          Position. During the Employment Period, Executive shall serve as Head of Land Acquisition and Development and will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, including such duties as may be prescribed from time to time by the Chief Executive Officer of the Company (the “CEO”) and the Board. Executive shall report directly to the CEO and if reasonably requested by the Board, Executive hereby agrees to serve (without additional compensation) as an officer and director of the Company Group.

(b)          Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are customary for Executive’s position, subject at all times to the control of the CEO and the Board, and shall perform such services as customarily are provided by an executive of a corporation with Executive’s position and such other services consistent with Executive’s position, as shall be assigned to Executive from time to time by the CEO and the Board. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of Executive’s business time to the business and affairs of the Company Group and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently Executive’s responsibilities and obligations hereunder. Executive shall be entitled to engage in charitable and educational activities and to manage Executive’s personal and family investments, to the extent such activities are not competitive with the business of the Company Group, do not interfere with the performance of Executive’s duties for the Company Group and are otherwise consistent with the Company Group’s governance policies.

EXECUTION COPY

(c)          Compensation.

(i)          Base Salary. During the Employment Period, Executive shall receive an annual base salary in an amount equal to three hundred thousand dollars ($300,000), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company and prorated for partial calendar years of employment (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to review every three years by the Board, in its sole discretion, for possible increase (but not decrease) and any such increased Annual Base Salary shall constitute “Annual Base Salary” for purposes of this Agreement.

(ii)         Annual Bonus. During the Employment Period, with respect to each completed fiscal year of the Company, Executive shall be eligible to receive a bonus (the “Bonus”) with a target amount equal to 100% of the Annual Base Salary (the “Target Bonus”) contingent upon the achievement of qualitative and quantitative performance goals (based on EBITDA targets) established by the Board and assessed solely at the discretion of the Board. The Bonus shall be paid in accordance with the terms of the Company’s bonus plan as in effect from time to time. The Bonus may be paid partially in cash and partially in equity, as determined by the Board in its sole discretion. For 2014 and for any year in which the Employment Period expires due to non-extension, Executive shall be entitled to a prorated Bonus based on the actual performance results for such year, prorated based on the number of days elapsed in such year and payable when the Bonus would ordinarily be payable.

(iii)        Special Bonus. In consideration for the termination of that certain Instrument of Accession and Certificate of Class B Membership Interest by and between JBGL Builder Finance LLC and Executive, dated as of August 8, 2013 (the “Class B Membership Agreement”), which the Parties acknowledge and agree shall terminate, and Executive shall have no further rights thereunder, as of the Effective Date, the Company shall pay to Executive a one-time award equal to $1,250,000 (the “Special Bonus”), subject to the terms and condition set forth in this Section 2(c)(iii). The Special Bonus shall vest in four (4) substantially equal installments on each of the Effective Date and the first three (3) anniversaries thereof, subject to Executive’s continued employment with the Company on each applicable vesting date. The Special Bonus shall be payable in cash or shares of common stock of the Company, as determined by the Board in its sole discretion and less all applicable withholdings, within thirty (30) days following the applicable vesting date.

(iv)        Benefits. During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time. During the Employment Period, the Company will provide Executive with indemnification to the fullest extent permitted by applicable law and directors’ and officers’ insurance coverage. In addition, Executive shall be eligible to receive a car, cell phone and toll road allowance.

(v)         Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of Executive’s duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s policies.

2

EXECUTION COPY

(vi)        Indemnification. The Company shall maintain an adequate level of directors’ and officers’ liability insurance to protect the Executive from liability related to his employment with the Company on a basis no less favorable than that provided to any director or officer of the Company. To the extent Executive is not indemnified by such insurance, the Company agrees to indemnify the Executive for liability related to his employment with the Company, other than any liability related to the Executive’s gross negligence, willful misconduct, fraud of material breach of this Agreement or any of the Company’s policies, to the maximum extent permitted by applicable law and to promptly advance to the Executive or the Executive’s heirs or representatives related expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. The Company further agrees that such indemnification and agreement to advance expenses shall survive the Executive’s resignation, termination or expiration of this Agreement, with respect to actions taken by him during his employment with the Company, unless such actions could have been grounds for termination for Cause.

(vii)       Claw-Back. The Company may claw back from Executive any Bonus and equity-based compensation received in the prior year if the Company is required to restate financial results due to material non-compliance with any financial reporting requirements; provided, however, that notwithstanding the foregoing, the Company shall be entitled to claw back any Bonus or equity-based compensation received by Executive, irrespective of when received, that is required to be recovered pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules thereunder have been implemented.

3.           Termination of Employment.

(a)          Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(g) and 9(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties hereunder by reason of any medically determinable physical or mental impairment for a period of ninety (90) consecutive days or one hundred eighty (180) days or more in any twelve (12) month period.

(b)          Cause. Executive’s employment may be terminated at any time by the Company for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean Executive’s (i) commission of a felony or a crime of moral turpitude, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful misconduct that results or could reasonably be expected to result in harm to the Company Group’s business or reputation, (iv) breach of any material terms of Executive’s employment, including this Agreement or (v) continued willful failure to substantially perform Executive’s duties. Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (iv) and (v) above unless Executive has been given written notice by the Company stating the basis for such intended termination and Executive is given fifteen (15) days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

3

EXECUTION COPY

(c)          Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time for any reason or no reason upon thirty (30) days’ prior written notice.

(i)          Good Reason. Executive’s employment may be terminated by Executive for Good Reason upon the occurrence of any event or condition constituting Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Executive’s written consent: (i) any material failure of the Company to fulfill its obligations under this Agreement, (ii) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company, (iii) a material reduction in Executive’s then current Annual Base Salary (not including any diminution related to a broader compensation reduction that is not limited to Executive specifically and that is not more than 10% in the aggregate), or (iv) the relocation of Executive’s primary office to a location more than fifty (50) miles from the prior location, which materially increases Executive’s commute to work; provided, that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with notice thereof no later than thirty (30) days following the initial occurrence of such event and the Company shall have failed to remedy such event within thirty (30) days following receipt of such notice (such 30-day period, the “Good Reason Cure Period”). If, at the end of the Good Reason Cure Period, the event or condition that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Good Reason Cure Period. If Executive does not terminate employment during such 30-day period, Executive shall not be permitted to terminate employment for Good Reason as a result of such event or condition.

(d)          Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon thirty (30) days’ prior written notice.

(e)          Termination as a Result of Expiration of the Employment Period. Unless otherwise agreed between the parties, Executive’s employment shall automatically terminate upon the expiration of the Employment Period.

(f)           Notice of Termination. Any termination by the Company for Cause or without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 9(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the “Date of Termination” (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

4

EXECUTION COPY

(g)          Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date specified in the Notice of Termination (in the case of a termination with or without Good Reason, provided such Date of Termination is in accordance with Section 3(d) or Section 3(e)), (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration.

4.           Obligations of the Company upon Termination.

(a)          For Good Reason; Without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i)          The Company shall pay to Executive (A) any vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law and (B) as soon as reasonably practicable but no later than 60 days following the Date of Termination in a lump sum to the extent not previously paid, (1) the Annual Base Salary through the Date of Termination, (2) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such fiscal year, and (3) the amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to Section 2(c)(v) hereof (clauses (A) and (B), the “Accrued Obligations”); and

(ii)         Subject to Section 4(e) below, after the Date of Termination, the Company will pay Executive severance in an amount equal to one and one-half times (1.5x) the sum of (x) Executive’s Annual Base Salary plus (y) the amount of Executive’s Bonus for the year immediately prior to the year in which the Date of Termination occurs (the “Severance Payment”). The Severance Payment shall, subject to Section 4(e) below, be made in a lump sum on the date that is sixty (60) days following the Date of Termination, subject to the terms and conditions in Section 4(e) below.

(b)          Death or Disability. If Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company Group shall have no further obligation to Executive or Executive’s legal representatives.

(c)          Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company Group shall have no further obligation to Executive or Executive’s legal representatives.

(d)          Expiration of the Employment Period. If Executive’s employment shall be terminated by reason of the expiration of the Employment Period as result of the Company’s or Executive’s non-extension, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company Group shall have no further obligation to Executive or Executive’s legal representatives.

5

EXECUTION COPY

(e)          Separation Agreement and General Release. The Company’s obligation to make the Severance Payment is conditioned on Executive’s or Executive’s legal representative’s executing a separation agreement and general release of claims related to or arising from Executive’s employment with the Company or the termination of employment, against the Company Group (and their respective officers and directors) in a form reasonably determined by the Company, which shall be provided by the Company to Executive within five (5) days following the Date of Termination; provided, that if such release does not become effective and irrevocable in accordance with its terms within fifty-five (55) days following the Date of Termination, the Company shall not have any obligation to provide the Severance Payment.

5.           Restrictive Covenants.

(a)           Non-Solicitation. In consideration of Executive’s employment and receipt of payments hereunder, during the period commencing on the Effective Date and ending twelve (12) months after the Date of Termination (the “Restricted Period”), Executive shall not directly, or indirectly through another person, (x) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates (the “Company Group”) to leave the employ or services of the Company Group, or in any way interfere with the relationship between the Company Group and any employee, representative, agent or consultant thereof, (y) hire any person who was an employee, representative, agent or consultant of the Company Group at any time during the twelve-month period immediately prior to the date on which such hiring would take place or (z) directly or indirectly call on, solicit or service any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company Group in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, representative, agent or business relation of the Company Group. No action by another person or entity shall be deemed to be a breach of this provision unless the Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

(b)          Non-Competition. Executive acknowledges and agrees that the Company Group would be irreparably damaged if Executive were to provide services to any person competing with the Company Group or engaged in a similar business and that such competition by Executive would result in a significant loss of goodwill by the Company Group. Therefore, in consideration of the payments and benefits provided to Executive and other obligations of the Company to Executive pursuant to this Agreement, including, without limitation, the Company’s promise and obligation to provide Executive with Confidential Information (as defined below), Executive agrees that during the Restricted Period, Executive shall not (and shall cause each of Executive’s affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly, in the Geographic Area (as defined below), in the business of the Company Group as currently conducted or proposed to be conducted as of the Date of Termination; provided, that nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as Executive does not actively participate in the business of such corporation. For purposes of this Agreement, the “Geographic Area” shall mean the United States of America and any other country or territory in which the Company Group has material business operations.

6

EXECUTION COPY

(c)          Non-Disclosure; Non-Use of Confidential Information. Executive acknowledges that the Company Group has a legitimate and continuing proprietary interest in the protection of its Confidential Information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such Confidential Information. Executive shall not disclose or use at any time, either during Executive’s employment with the Company or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined in Section 5(e)(ii)) of the business of the Company Group that Executive may then possess or have under Executive’s control.

(d)          Proprietary Rights. Executive recognizes that the Company Group possesses a legitimate and continuing proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company Group and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company Group. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment with the Company, or involving the use of the time, materials or other resources of the Company Group, shall be promptly disclosed to the Company Group and shall become the exclusive property of the Company Group, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

7

EXECUTION COPY

(e)          Certain Definitions.

(i)          As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company Group concerning (A) the business or affairs of the Company Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, strategies, plans, technology and trade secrets, (O) personnel information, and (P) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii)         As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(f)          Enforcement. If Executive commits a breach of any of the provisions of this Section 5 or Section 6 below, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company Group are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company Group and that money damages will not provide an adequate remedy to the Company Group. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement (without posting a bond or other security) if the Company establishes a violation of Section 5 or 6 of this Agreement.

(g)          Blue Pencil. If, at any time, the provisions of this Section 5 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

8

EXECUTION COPY

(h)          EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 5 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

(i)          Severance Payments. In addition to the rights and remedies available to the Company under this Agreement, and not in any way in limitation of any right or remedy otherwise available to the Company Group, in the event that Executive violates any material term of this Agreement or any other agreement between the Company and Executive, (i) the Company’s obligation to pay the Severance Payment and Executive’s right to receive such Severance Payment shall terminate and be of no further force or effect and (ii) Executive shall promptly repay to the Company an amount equal to the portion of the Severance Payment previously paid to Executive.

6.           Non-Disparagement.

(a)          During the Employment Period and at all times thereafter, neither Executive nor Executive’s agents shall directly or indirectly, whether in public or private, make, publish, encourage, ratify, or authorize; or assist or enable any other person or entity in making, authorizing, ratifying, or publishing; any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage any of the Company Parties (as defined below), or cast any of the Company Parties in a negative light in any manner whatsoever. Executive also agrees that Executive will not publicly comment upon or discuss, or assist or permit any other person or entity to publicly comment upon or discuss, any of the Company Parties with any media source or outlet (whether negatively or otherwise), including but not limited to or with any reporters, bloggers, weblogs, websites, newspapers, magazines, television stations or productions, radio stations, news organizations, news outlets, or publications, or in any movie, book, or theatrical production. The foregoing shall not be violated by truthful responses to (i) legal process or governmental inquiry or (ii) by private statements to the Company’s officers, directors or employees; provided, that in the case of Executive, with respect to clause (ii), such statements are made in the course of carrying out Executive’s duties pursuant to this Agreement. For purposes of this Agreement, “Company Parties” shall include the Company Group and all of its members; and all of the past, present, and future stockholders, members, partners, principals, investors, directors, officers, managers, benefit plans, fiduciaries, employees, agents, attorneys, heirs, representatives, administrators, successors, and assigns of any of the foregoing entities. Each of the Company Parties shall be a third-party beneficiary of this Agreement and shall be authorized to enforce this Agreement in accordance with its terms.

(b)          During the Employment Period and at all times thereafter, the Company shall take all reasonable steps to ensure that no member of the Board nor any senior executive of the Company (the “Key Persons”) shall directly or indirectly, whether in public or private, make, publish, encourage, ratify, or authorize; or assist or enable any other person or entity in making, authorizing, ratifying, or publishing; any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage the Executive, or cast the Executive in a negative light in any manner whatsoever. The foregoing shall not be violated by truthful responses to (i) legal process or governmental inquiry or (ii) by private statements to the Company’s officers, directors or employees by Key Persons; provided, that with respect to clause (ii), such statements are made in the course of carrying out the Key Person’s duties pursuant to the Company.

9

EXECUTION COPY

7.           Confidentiality of Agreement.

The Parties acknowledge and agree that this Agreement shall be filed with the Securities and Exchange Commission. Notwithstanding the foregoing, the Parties agree that the discussions and correspondence that led to this Agreement are private and confidential. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose the above information to any other person or entity without the prior written approval of the other Party.

8.           Executive’s Representations, Warranties and Covenants.

(a)          Executive hereby represents and warrants to the Company that:

(i)          Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(ii)         the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii)        Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;

(iv)        upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(v)         Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(vi)        as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

(b)          The Company hereby represents and warrants to Executive that:

(i)          the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

10

EXECUTION COPY

(ii)         the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(iii)        upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iv)        the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

9.           General Provisions.

(a)          Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)          Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Class B Membership Agreement.

(c)          Successors and Assigns.

(i)          This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii)         This Agreement shall inure to the benefit of and be binding upon the Company Group and their successors and assigns.

11

EXECUTION COPY

(d)          Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e)          Enforcement.

(i)          Arbitration. Except as specifically set forth in Sections 5(f) of this Agreement, in consideration of Executive’s employment with the Company and Executive’s receipt of compensation and other benefits under this Agreement, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY GROUP AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE COMPANY GROUP, IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION. Such arbitration shall take place in Dallas, Texas (unless the Parties agree in writing to a different location), before a single arbitrator, who shall be an attorney, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The decision and award made by the arbitrator shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each Party shall otherwise bear its own litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing Party reimbursement of its reasonable attorney’s fees and costs. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any claim (collectively, “Arbitration Materials”) to any third party, with the sole exception of Executive’s legal counsel, who Executive shall ensure also fully complies with the confidentiality provisions of this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in Dallas, Texas and agree to exclusive venue in Dallas, Texas. The Parties hereby agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to take all appropriate steps to file all Confidential Information (and documents containing Confidential Information) under seal in any such proceeding where possible, and agree to the entry of an appropriate protective order encompassing the confidentiality provisions of this Agreement.

12

EXECUTION COPY

(ii)         Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii)        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f)           Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)          Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five (5) days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Green Brick Partners, Inc.

3131 Harvard Avenue, Suite 103

Dallas, TX 75205

Attention: Chairman of the Board

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036
Facsimile: (212) 872-1002
Attention: Kerry Berchem

If to Executive, to:

Executive’s home address most recently on file with the Company.

13

EXECUTION COPY

(h)          Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)           Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive any termination of Executive’s employment under this Agreement.

(j)           Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(k)          Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l)           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(m)         Section 409A.

(i)          Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A. Notwithstanding anything herein to the contrary, in no event does the Company, its affiliates, officers, equityholders, employees, agents, members, directors, or representatives guarantee the exemption from or compliance with Code Section 409A and no such party shall have any liability for failure of this Agreement to be exempt from or comply with such Code section.

(ii)         Separate Payments. Notwithstanding anything in this Agreement to the contrary, each payment payable hereunder shall be deemed to be a payment in a series of separate payments for purposes of Code Section 409A.

14

EXECUTION COPY

(iii)        Specified Employee. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the date of Executive’s termination from employment with the Company, Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits that constitute non-exempt deferred compensation under Code Section 409A and that are due upon a termination of Executive’s employment shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(iv)        Separation from Service. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination of Executive’s employment by the Company for purposes of any such payment or benefits.

(v)         No Designation. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.

(vi)        Expense Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

(n)          Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 9(n) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. All determinations required to be made under this Section 9(n), including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by an accounting firm selected by the Company.

15

EXECUTION COPY

(o)          Employee Not to Act. The Employee agrees that the Employee is not entitled to, and will not, exercise any rights of the Company under this Agreement or act for or on behalf of the Company under this Agreement.

[SIGNATURE PAGE FOLLOWS]

16

EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

GREEN BRICK PARTNERS, INC.

By:	/s/James R. Brickman
Name: James R. Brickman
Title: Chief Executive Officer

EXECUTIVE

/s/ Jed Dolson
Jed Dolson

[Signature Page to Dolson Employment Agreement]